Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Spok Holdings, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Spok Holdings, Inc. on Forms S-8 (File No. 333-182444, File No. 333-212724 and File No. 333-240213).
/s/ GRANT THORNTON LLP
Arlington, Virginia
February 17, 2022